UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT,

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): June 19, 2008

CHYRON CORPORATION

(Exact Name of Registrant as Specified in its Charter)
New York	1-9014	11-2117385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5 Hub Drive
Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (631) 845-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On June 19, 2008, Chyron Corporation (the "Company") entered into a Loan and Security Agreement (the "Agreement") with Silicon Valley Bank ("SVB"). The Agreement replaces the Loan and Security Agreement, as modified, with SVB that expired on April 13, 2008. The Agreement consists of a revolving line of credit (the "Revolving Line") in an amount not to exceed $1,500,000 and an equipment line of credit (the "Equipment Line") in the amount of up to $1,250,000.

Under the Revolving Line, the Company may draw advances; secure outstanding letters of credit (including drawn but unreimbursed letters of credit); utilize the bank's cash management services, including merchant services, direct deposit of payroll, business credit card and check cashing services; and secure foreign exchange contracts, all in an amount not to exceed the lesser of $1,500,000 or an amount equal to 80% of eligible accounts receivable of the Company, as determined under the Agreement. Interest on advances under the Revolving Line shall accrue at a floating annual rate equal to the greater of (i) the prime rate plus 1.5% and (ii) 6.5%, which interest is payable monthly. The Revolving Line terminates on June 18, 2009, when any advances, unpaid interest thereon and all other obligations relating to the Revolving Line is due and payable.

Under the Equipment Line, the Company may, during the draw period commencing June 19, 2008 through May 31, 2009, borrow to finance the purchase of eligible equipment, as determined under the Agreement. Advances under the Equipment Line must be in an amount equal to the lesser of $200,000 or the amount that has not yet been drawn under the Equipment Line. Each advance shall be payable in 36 monthly installments of principal plus accrued interest beginning in the month following the advance. Interest on advances under the Equipment Line shall accrue at a floating annual rate equal to the greater of (i) the prime rate plus 2.0% and (ii) 7.0%, which interest is payable monthly.

Borrowings under the Revolving Line and Equipment Line are secured by a lien on all assets of the Company, excluding: (i) intellectual property, which the Company has agreed not to pledge to any other party except for certain permitted licensing arrangements; and (ii) any equipment whose purchase is financed by any other lender or lessor, solely to the extent the security agreement with such lender or lessor prohibits junior liens on such equipment, and only until the lien held by such lender or lessor is terminated or released with respect to such equipment.

The Agreement requires that the Company comply with two financial covenants. Under the first covenant, the Company must maintain an "adjusted quick ratio" of at least 1.25 to 1.0, to be tested as of the last day of each month. The "adjusted quick ratio," as defined in the Agreement, is a measure of the Company's (x) unrestricted cash plus net billed accounts receivable, divided by (y) current liabilities minus deferred revenue, where current liabilities are all liabilities that mature within one year plus all obligations and liabilities of the Company to SVB, without duplication. Under the second covenant, the Company must maintain a tangible net worth of at least $6,500,000, increased by an amount equal to 60.0% of the sum of (i) the gross proceeds received by the Company from any sale of its equity or any incurrence of subordinated debt after

June 19, 2008, and (ii) any positive quarterly net income earned by the Company during the Company's fiscal quarters ending after June 19, 2008. In addition to these financial covenants, the Agreement requires the Company to comply with various affirmative and negative financial and other covenants, including but not limited to restrictions on additional indebtedness, additional liens and sales of assets, and dividends, distributions or repurchases of common stock. Failure to comply with those covenants, or the occurrence of various events of default under the Agreement, may result in the acceleration of the Company's debt, if any, thereunder.

A copy of the Agreement is filed as Exhibit 10.1 to this Form 8-K, and the information contained therein is incorporated herein by reference.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) The information disclosed above in Item 1.01 "Entry into a Material Definitive Agreement" is hereby incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

10.1    Loan and Security Agreement between Silicon Valley Bank and Chyron Corporation dated June 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CHYRON CORPORATION
By:	/s/ Jerry Kieliszak
Name:	Jerry Kieliszak
Title:	Senior Vice President and
Chief Financial Officer

Date: June 23, 2008

Exhibit No.	Description

10.1	Loan and Security Agreement between Silicon Valley Bank and Chyron Corporation dated June 19, 2008.

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